Exhibit 99

NEWS RELEASE

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502

Farmers & Merchants Contacts
Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Receives Regulatory Approval

For Perpetual Federal Savings Bank Acquisition

David Vernon Elected to Farmers & Merchants’ Board of Directors

ARCHBOLD, OHIO, September 21, 2021, Farmers & Merchants Bancorp, Inc. (“F&M”, “FMAO”, or the “Company”) (Nasdaq: FMAO), the holding company for Farmers & Merchants State Bank, announced today that it has received regulatory approvals for the acquisition of Perpetual Federal Savings Bank of Urbana (“PFSB”). In addition, F&M announced that David Vernon, a current Director of PFSB, will join F&M’s Board of Directors upon the completion of the transaction.

Lars Eller, President and CEO of F&M, stated, “I am excited that we will be able to close the PFSB acquisition in under six months demonstrating our growing track record of quickly completing and integrating acquisitions. Of the approximately 64% of votes cast by PFSB shareholders, nearly 98% voted in favor of the transaction. In addition, we recently received the final regulatory approval by the state of Ohio and we intend to complete the acquisition of PFSB on October 1, 2021.”

“I am also happy to announce that David Vernon has been elected to F&M’s Board. Dave and his family operate Vernon Family Funeral Homes in Champaign County, Ohio and are active in numerous organizations throughout Champaign County. As a long standing PFSB director, I look forward to Dave’s continued contributions as a member of F&M’s Board. On behalf of everyone at F&M, we look forward to welcoming PFSB’s customers, employees, and shareholders to the F&M family.”

Dave Vernon stated “PFSB’s customers will benefit from F&M’s expanded banking services and a growing network of offices, while still enjoying the partnership of a community oriented financial institution. I am proud to join the F&M Board and I remain committed to serving our customers, employees and shareholders.”

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services. Our locations are in Champaign, Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Western Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.